Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference into this Registration Statement of our report dated February 8, 2005, with respect to the Consolidated Financial Statements of Ispat Iscor Limited and subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 20-F/A of Mittal Steel Company N.V., and to the reference to our firm under the heading “Experts” in the Registration Statement.
Pretoria, South Africa
September 25, 2007
/s/ KPMG Inc.